Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – August 7, 2025 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the second quarter ended June 30, 2025 with the following results:

●

Sales of $48.6 million increased 13.0% from $43.0 million for the second quarter of 2024; excluding Electrochem, sales of $39.3 million declined 8.7% due to a 57.2% decrease in Communications Systems sales

●	Gross profit of $11.6 million, or 23.9% of revenue, compared to $11.6 million, or 26.9% of revenue, for the second quarter of 2024
●	Operating income of $2.3 million, including one-time non-recurring costs and purchase accounting adjustments of $0.3 million, compared to $3.9 million for the second quarter of 2024
●	GAAP EPS of $0.05 compared to $0.18 for the second quarter of 2024
●	Adjusted EBITDA of $4.1 million compared to $5.4 million for the second quarter of 2024
●	Backlog with high confidence orders of $89 million compared to $95 million exiting the first quarter of 2025

“The second quarter was a challenging period for Ultralife. While the addition of Electrochem lifted revenue, Battery & Energy Products organic sales were essentially flat and Communications Systems sales declined due to delayed purchase orders. We also faced headwinds from tariffs, unfavorable product mix shifts across our business and order timing, which collectively impacted gross profit. Nevertheless, we continued to invest in new product development, with several offerings advancing into validation and production. We also applied the proceeds from our Employee Retention Credit collected during the quarter to prepay some of our acquisition debt, paying down a total of $2.7 million, $2.0 million more than our quarterly debt amortization requirement,” said Mike Manna, President and Chief Executive Officer.

“Notwithstanding the challenges experienced in the second quarter, we expect improved results in the second half of the year and into 2026. We expect our Communications Systems business to rebound from a tough first half, and we are also beginning to see early purchase orders from long-term new product programs for our battery business, a rebound in demand from our medical and oil & gas customers, sustained growth in global defense spending, and an expanding opportunity pipeline across both businesses,” added Manna. “Our priorities remain converting long-term new product development efforts into revenue, advancing vertical integration in the oil & gas segment, and maintaining a strong focus on operational efficiency initiatives to deliver sustainable profitable growth and maximizing the value of our global brand.”

Second Quarter 2025 Financial Results

Revenue was $48.6 million, an increase of $5.6 million, or 13.0%, as compared to revenue of $43.0 million for the second quarter of 2024. Battery & Energy Products sales increased 25.0% to $45.9 million compared to $36.7 million last year reflecting the inclusion of Electrochem Solutions, Inc. (“Electrochem”). Excluding Electrochem, Battery & Energy Products sales were essentially flat year-over-year with government/defense sales increasing 61.1%, reflecting strong demand from a U.S.-based global prime, offset by a 20.4% decrease in commercial sales, primarily reflecting declines in medical and oil & gas sales. Communications Systems sales decreased by 57.2% to $2.7 million compared to $6.3 million for the same period last year, primarily attributable to shipments in the prior year of integrated systems to a major international defense contractor, magnified by delays in the timing of purchase orders during the current period. Our total backlog and high-confidence orders exiting the second quarter was $89 million compared to $95 million reported for the first quarter of 2025, reflecting the timing of order placement.

Gross profit was $11.6 million, or 23.9% of revenue, compared to $11.6 million, or 26.9% of revenue, for the same quarter a year ago. Battery & Energy Products gross margin was 23.6%, compared to 27.1% last year, primarily due to product mix, higher tariff and freight costs and lower factory throughput at some of our locations. Communications Systems gross margin was 28.4% compared to 25.6% last year, primarily due to product mix somewhat muted by lower volume.

Operating expenses were $9.3 million, compared to $7.6 million for the second quarter of 2024, reflecting the inclusion of Electrochem, a 25.3% increase in new product development costs related to continued investment in our product offering, and one-time, non-recurring expenses. Operating expenses were 19.2% of revenue compared to 17.8% of revenue for the year-earlier period.

Operating income was $2.3 million compared to $3.9 million last year. Driven by the 57.2% decline in Communications Systems sales, the decline in Battery & Energy Products gross margin and non-recurring costs, operating margin decreased to 4.6% compared to 9.1% last year.

Other expense, reported below operating income was $1.1 million, comprised of interest expense from the financing of the Electrochem acquisition and foreign currency loss from the weakening of the U.S. dollar, compared to $.1 million for the same period last year. The 2024 amount included a $0.2 million payment from our insurance carrier pertaining to the cyberattack which occurred in the first quarter of 2023.

Net income attributable to Ultralife Corporation was $.9 million or $0.05 per diluted share on a GAAP basis, compared to $3.0 million or $0.18 per diluted share for the second quarter of 2024. Adjusted EPS was $0.07 on a diluted basis for the second quarter of 2025, compared to $0.22 for the 2024 period. Adjusted EPS excludes the provision for deferred taxes which primarily represents non-cash charges for U.S. taxes which we expect will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $4.1 million for the second quarter of 2025, or 8.5% of sales, compared to $5.4 million, or 12.6% of sales, for the year-earlier period. On a trailing twelve-month basis, adjusted EBITDA was $15.4 million or 8.6% of sales.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EPS to EPS and adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

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Ultralife will hold its second quarter earnings conference call today at Noon ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register-conf.media-server.com/register/BIbda86e3ea7b342b6944287e49c2d3e9c. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions including the impact of tariffs and inflation, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions, delays or material price increases in our supply of raw materials and components due to business conditions, new or additional tariffs, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

ASSETS

	June 30,	December 31,
	2025	2024
Current Assets:
Cash	$10,941	$6,854
Trade Accounts Receivable, Net	32,322	29,370
Inventories, Net	50,575	51,363
Prepaid Expenses and Other Current Assets	5,165	9,573
Total Current Assets	99,003	97,160

Property, Plant and Equipment, Net	40,614	40,485
Goodwill	45,406	45,006
Other Intangible Assets, Net	23,839	24,557
Deferred Income Taxes, Net	7,688	8,413
Other Non-Current Assets	4,411	4,830
Total Assets	$220,961	$220,451

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$15,029	$14,160
Current Portion of Long-Term Debt	3,438	2,750
Accrued Compensation and Related Benefits	2,674	2,911
Accrued Expenses and Other Current Liabilities	8,757	9,470
Total Current Liabilities	29,898	29,291
Long-Term Debt, Net	47,510	51,502
Deferred Income Taxes	1,400	1,443
Other Non-Current Liabilities	3,508	4,028
Total Liabilities	82,316	86,264

Shareholders' Equity:
Common Stock	2,108	2,107
Capital in Excess of Par Value	192,350	191,828
Accumulated Deficit	(31,698)	(34,442)
Accumulated Other Comprehensive Loss	(2,820)	(4,006)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	138,448	133,995
Non-Controlling Interest	197	192
Total Shareholders’ Equity	138,645	134,187

Total Liabilities and Shareholders' Equity	$220,961	$220,451

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Revenues:
Battery & Energy Products	$45,867	$36,683	$92,188	$71,672
Communications Systems	2,694	6,300	7,119	13,238
Total Revenues	48,561	42,983	99,307	84,910

Cost of Products Sold:
Battery & Energy Products	35,032	26,730	69,913	52,733
Communications Systems	1,928	4,690	5,048	9,144
Total Cost of Products Sold	36,960	31,420	74,961	61,877

Gross Profit	11,601	11,563	24,346	23,033

Operating Expenses:
Research and Development	2,318	1,997	4,722	3,753
Selling, General and Administrative	7,027	5,649	13,969	11,300
Total Operating Expenses	9,345	7,646	18,691	15,053

Operating Income	2,256	3,917	5,655	7,980

Other Expense	1,143	71	2,096	527
Income Before Income Taxes	1,113	3,846	3,559	7,453

Income Tax Provision	243	853	810	1,556

Net Income	870	2,993	2,749	5,897

Net Income (Loss) Attributable to Non-Controlling Interest	(9)	24	5	37

Net Income Attributable to Ultralife Corporation	$879	$2,969	$2,744	$5,860

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$0.05	$0.18	$0.17	$0.36

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.05	$0.18	$0.17	$0.35

Weighted Average Shares Outstanding – Basic	16,635	16,658	16,634	16,482

Weighted Average Shares Outstanding – Diluted	16,656	16,825	16,671	16,661

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Net Income Attributable to Ultralife Corporation	$879	$2,969	$2,744	$5,860
Adjustments:
Interest Expense, Net	992	418	2,024	938
Income Tax Provision	243	853	810	1,556
Depreciation Expense	1,008	789	1,958	1,529
Amortization Expense	410	227	815	455
Stock-Based Compensation Expense	235	159	462	320
Severance Cost for Plant Closure	-	-	150	-
Acquisition and Other Non-Recurring Costs	326	-	518	-
Non-Cash Purchase Accounting Adjustment	20	-	80	-
Adjusted EBITDA	$4,113	$5,415	$9,561	$10,658

Adjusted Earnings Per Share

In evaluating our business, we consider and use adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define adjusted EPS as net income attributable to Ultralife Corporation excluding the provision (benefit) for deferred income taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be predominantly offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	June 30, 2025			June 30, 2024
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$879	$.05	$.05	$2,969	$.18	$.18
Deferred Tax Provision	265	.02	.02	744	.04	.04
Adjusted Net Income	$1,144	$.07	$.07	$3,713	$.22	$.22

Weighted Average Shares Outstanding		16,635	16,656		16,568	16,825

	Six-Month Period Ended
	June 30, 2025			June 30, 2024
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$2,744	$.17	$.16	$5,860	$.36	$.35
Deferred Tax Provision	609	.03	.04	1,394	.08	.09
Adjusted Net Income	$3,353	$.20	$.20	$7,254	$.44	$.44

Weighted Average Shares Outstanding		16,634	16,671		16,482	16,661

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com
Investor Relations Contact:
Alliance Advisors IR
Jody Burfening/Alex Villalta
(212) 838-3777

avillalta@allianceadvisors.com